Exhibit 99.1

AgEagle Aerial Systems Appoints New Chief Executive Officer

Accomplished Business Executive Michael Drozd Recruited to

Lead Company Into Next Phase of Growth

 NEODESHA, Kan. – May 1, 2020 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS), an industry leading provider of unmanned aerial vehicles and advanced aerial imagery, data collection and analytics solutions, has appointed J. Michael Drozd as the Company’s new Chief Executive Officer, who shall commence employment on or before June 1, 2020. Drozd will replace current CEO Barrett Mooney, who will soon become Executive Chairman of the Board.

Commenting on the appointment, Mooney stated, “After a thorough and extensive nationwide search, we are very pleased to welcome Michael as AgEagle’s new CEO. He brings to our Company a powerful combination of executive business operations, manufacturing and entrepreneurial experiences, matched by an extraordinary track record of success in Agriculture and Software, among other high growth industries. We are thrilled to have him aboard and fully expect him to play a pivotal role in taking AgEagle to its full and promising growth potential.”

For the past three decades, Drozd has earned distinction as an accomplished business leader with a proven reputation for business building, market development, product commercialization, entrepreneurship and innovation. Prior to joining AgEagle, he was recruited by a Denver-based private equity group to serve as the CEO of their Hemp Companies (renamed RYTE). RYTE’s holdings include a sizable hemp farm as well as a major CBD extraction and ag processing facility, along with an IP portfolio. During his tenure, Drozd launched RYTE Brands as a diversified portfolio of CBD companies through acquisitions and led the Company’s first acquisition, Moksha Chocolate. In addition, he recruited a world class leadership team, optimized CBD extraction to create one of the highest quality CBD crude oil extracts at scale, and helped launch a consumer-facing brand.

For the past three decades, Drozd has earned distinction as an accomplished business leader with a proven reputation for business building, market development, product commercialization, entrepreneurship and innovation. Prior to joining AgEagle, he was recruited by a Denver-based private equity group to serve as the CEO of their Hemp Companies (renamed RYTE). RYTE’s holdings include a sizable hemp farm as well as a major CBD extraction and ag processing facility, along with an IP portfolio. During his tenure, Drozd launched RYTE Brands as a diversified portfolio of CBD companies through acquisitions and led the Company’s first acquisition, Moksha Chocolate. In addition, he recruited a world class leadership team, optimized CBD extraction to create one of the highest quality CBD crude oil extracts at scale, and helped launch a consumer-facing brand.

From 2015 through 2019, Drozd served as President of Eurofins AgBio Division, a global business focused primarily on testing for the agriculture sector (seeds, plants and animals) with an emphasis on genetic analyses. In this role, he succeeded in transforming the multi-site bio-analytical testing division, increased its global customer base and greatly expanded Eurofins’ offerings, including hemp testing. From 2014 until his recruitment to Eurofins, he was Chief Operating Officer at Arbiom, a French biotechnology company where he restructured the organization, materially increased overall efficiency and improved resource allocations through numerous initiatives. As President and CEO of Aseptia/Wright Foods from 2011 through 2014, Drozd was credited for growing revenues from $210,000 to over $20 million in just over three years. The company achieved the distinction of being named the fastest growing food company in the U.S. on Inc. 500. In addition, he closed $500 million in customer contracts, including Fortune 500 companies; and negotiated over $81 million in financing transactions.

Earlier in his career, Drozd served as Executive Vice President of CoalTek, a clean tech energy company that he scaled into the largest clean coal processing enterprise in the nation. He also served as President and CEO of Industrial Microwave Systems, where he teamed with a tenured Duke professor to transform research into commercial technology solutions, building an IP portfolio and a revenue generating enterprise. Prior to Industrial Microwave Systems, Drozd was an Associate at Decision Focus Inc., a management consulting firm which focused on logistics and yield management systems. In this role, he designed, implemented and managed the forecasting and yield management system for a major logistics company.

Drozd received dual Bachelor of Science degrees in Electrical Engineering and Economics from Duke University in 1989 as an AB Duke and General Motors Scholar. He earned his Master’s in Optical Engineering from Cambridge University (England) attending as a Churchill Scholar. He also received a Master’s degree in Engineering-Economic Systems (Business / Engineering Management) from Stanford University and was a National Science Fellow. He received his Ph.D. from Duke University in Electrical and Computer Engineering in 1997.

Drozd commented, “I am very pleased to be joining AgEagle’s leadership team and have great confidence that this is a company capable of achieving many great things, not the least of which is emerging as one of the top advanced drone and Ag tech companies in the country. I was immediately attracted to AgEagle because of the Company’s compelling growth prospects and the team’s unwavering commitment to industry innovation and transformation. I passionately believe in the enormous commercial potential of drones and Ag tech as well as the ever increasing market demand for efficient logistics. I look forward to leveraging my experience and skillset to help ensure that AgEagle achieves even greater heights.”

About AgEagle Aerial Systems Inc.

Founded in 2010 and based in Neodesha, Kansas, AgEagle has earned distinction as one of the industry’s leading pioneers of technologically advanced aerial imagery-based data collection and analytics solutions. We are trusted to help the world’s growers, consumer packaged goods companies and their supply chain partners, and urban green managers proactively assess and manage the health of commercial crops and green infrastructure, reduce the chemicals in produced foods and products and preserve and protect natural resources. In addition, we are at the leading edge of providing state and territorial departments of agriculture, growers and processors with registration, oversight, compliance/enforcement, and reporting solutions relating to the United States’ emerging hemp cultivation industry. For more information, please visit www.ageagle.com.

Contacts:

Gateway Investor Relations

Cody Slach

Sean Mansouri

Phone: 949-574-3860

Email: UAVS@gatewayIR.com